Exhibit 8.1

98 SAN JACINTO BLVD. SUITE 1500 AUSTIN, TEXAS 78701-4078 TEL +1 512.322.2500 FAX +1 512.322.2501 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

October 31, 2014

Tallgrass Energy Partners, LP

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211-2609

Ladies and Gentlemen:

We have acted as counsel for Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale from time to time by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $200,000,000 pursuant to that certain Equity Distribution Agreement dated October 31, 2014 (the “Distribution Agreement”), by and among the Partnership, on the one hand, and the several managers named therein, on the other.

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinion set out below, including, (i) the registration statement on Form S-3 (Registration No. 333-196454) (the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 as amended; (ii) the prospectus included in the Registration Statement dated June 12, 2014 (the “Base Prospectus”); (iii) the prospectus supplement to the Base Prospectus dated October 31, 2014 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”); (iv) the Distribution Agreement, and (v) the Partnership’s records and documents, certificates of representatives of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

In connection with the foregoing, we prepared (i) the discussion set forth under the caption “Material Federal Income Tax Consequences” in the Prospectus Supplement and (ii) the discussion set forth under the caption “Material Federal Income Tax Consequences” in the Base Prospectus (collectively, the “Discussion”).

We hereby confirm that all statements of legal conclusions, but not statements of factual matters, contained in the Discussion constitute the opinion of Baker Botts L.L.P. with respect to the matters set forth therein, subject to the assumptions, qualifications, and limitations set forth therein.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of (i) the Partnership’s and its general partner’s statements, covenants, and representations contained in the Registration Statement and the Prospectus, (ii) a representation letter provided to us by the Partnership in support of this opinion, and (iii) other information provided to us by the representatives of the Partnership.

October 31, 2014

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement, and to the reference to our firm and this opinion in the Discussion. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.